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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 25, 2001

Xcel Energy, Inc.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-3034 (Commission File Number)	41-0448030 (IRS Employer Identification No.)
800 Nicollet Mall, Mpls, MN (Address of principal executive offices)	55402 (Zip Code)

Registrant's telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Item 5. Other Events

Recent Developments

    On May 25, 2001, the Wyoming Public Service Commission (WPSC) approved a Stipulation Agreement between Cheyenne Light, Fuel and Power Company (Cheyenne), a wholly owned subsidiary of Xcel Energy, and intervenors in connection with a proposed increase in rates charged to Cheyenne's retail customers to recover increased power costs. New cost levels consistent with the Stipulation Agreement will be reflected in Cheyenne's expenses, and in deferred costs based on current electric cost adjustment (ECA) recovery levels, with an effective date of June 1, 2001 and retroactive adjustments back to the date of the increase in costs on Feb. 25, 2001.

    The power costs underlying the Stipulation Agreement are based on wholesale tariff rates that will be filed with FERC in June 2001. FERC action on the new tariffs is anticipated within 60 days of filing.

Background

    Cheyenne is experiencing significant increases in energy costs in 2001 and has been working with regulators to obtain rate recovery. For the past 37 years, Cheyenne has purchased all energy requirements from PacifiCorp. Cheyenne's four-year full-requirements power purchase agreement with PacifiCorp expired on Feb. 24, 2001. During 2000, as contract details for a new agreement were being finalized between Cheyenne and PacifiCorp, energy supply conditions and market prices in the western United States dramatically changed. Cheyenne was unable to execute a new agreement with PacifiCorp for the prices and terms it had been negotiating. In the interim, PSCo is currently providing the major portion of Cheyenne's load with PSCo's wholesale energy supply under a FERC market-based tariff, although the rates under this agreement have not yet been approved by the FERC.

    Historically, all electric energy costs have been recovered from Cheyenne's customers under the ECA mechanism with annual rate adjustments designed to recover 100 percent of incurred costs. In March 2001, Cheyenne requested an increase in retail electric rates to provide for recovery of increasing power costs. The WPSC opened an investigation into the proposed rate increase, suspended the effective date of the proposed rate increase and scheduled hearings on this proceeding to begin in May 2001. As a result of the significant increase in electric energy costs since late February 2001, Cheyenne under recovered its costs under its ECA.

    On May 11, 2001, Cheyenne entered into a Stipulation Agreement with intervenors in connection with this ECA proceeding, which if approved by the WPSC, would serve to mitigate the impact of rising electric rates on Cheyenne's customers. The Stipulation, among other things, provides for 1) an ECA rate structure with a fixed energy supply rate for Cheyenne's customers through 2003 (an estimated combined capacity and energy rate of approximately $54 per megawatt-hour); 2) the continuation of the ECA with certain modifications, including the amortization through December 2005 of unrecovered costs during 2001 up to the agreed upon fixed supply rates; and 3) an agreement that Cheyenne's energy supply needs will be provided, in whole or in part, by PSCo in accordance with wholesale tariff rates to be approved by FERC. The estimated retail rate increases under the Stipulation would recover an additional $18 million (in comparison to current rate levels) through the remainder of 2001 and $28 million for each of the years 2002 and 2003. In 2004 and 2005, Cheyenne will return to requesting recovery of its actual costs incurred plus the outstanding balance of any deferral from earlier years.

    Cheyenne has contracted to acquire certain energy supply resources, in addition to its contract with PSCo, to meet its longer-term needs and is now projecting to be able to obtain its energy supply at rates consistent with the Stipulation for the period through 2005. However, actual costs in the future may change.

# # #

    This report includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "estimate," "expect," "objective," "outlook," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy's nonregulated businesses compared with Xcel Energy's regulated business; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy's annual report on Form 10-K for the year ended Dec. 31, 2000.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)
/s/ DAVID E. RIPKA David E. Ripka Vice President and Controller

June 4, 2001

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SIGNATURES